Exhibit 99

Farmers & Merchants Bancorp Announces Increased Cash Dividend for the 52nd Consecutive Year

The Board of Directors of Farmers & Merchants Bancorp (OTCQX: FMCB) declared a mid-year cash dividend of $6.75 per share, an increase over the $6.55 per share declared in May of 2016. The cash dividend will be paid on July 1, 2017, to shareholders of record on June 9, 2017. Kent A. Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s record full year 2016 and first quarter 2017 financial results and unanimously approved the cash dividend.  The Board believes our strong earnings performance allows for increasing the cash dividend while still providing a level of capital retention that supports the Company’s expansion plans.  This year marks the 82nd consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 52nd consecutive year we have increased dividends.  As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 19 publicly traded companies referred to as “Dividend Kings.”

For the quarter ending March 31, 2017, Farmers & Merchants Bancorp reported net income of $7.8 million, or $9.68 per share, a 9.1% increase from net income of $7.2 million earned in the first quarter of 2016.  Return on average equity for the first quarter of 2017 was 11.00%.  Total assets at quarter-end were $3.0 billion, up 13.9% from the first quarter of 2016.  The Company’s credit quality remained strong with non-performing loans and leases as of March 31, 2017, totaling only 0.07% of total loans and leases.  In addition, the Company’s allowance for credit losses was $48.4 million, or 2.25% of total loans and leases.  The Company’s tier 1 leverage capital ratio was 10.13% at March 31, 2017, and the total capital ratio was 13.26%, resulting in the highest possible regulatory classification of “well capitalized.”

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 27 convenient locations. In 2013, the Bank began an expansion into the Bay Area with new full service branches in Walnut Creek and Concord.  The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  Recently, the FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation. For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com .

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.